Exhibit 10(l)
AMENDMENTS TO THE
DEFERRED FEE PLAN FOR DIRECTORS
The Deferred Fee Plan for Directors (the “Plan”) shall be amended by inserting the following new Section at the end of the Plan, effective as of January 1, 2009, or as of the date otherwise specifically provided below:
“18. Section 409A Requirements. Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2009, the terms of this Section 18 shall apply to the payment of a participant’s deferred compensation account under the Plan. This Section 18 is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”).
(a)	Payment of Accounts. Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2009, the value of a participant’s deferred compensation account shall be payable solely in a single lump sum within the 90-day period beginning on the participant’s Completion Date or date of death, if earlier. The participant shall have no influence on any determination as to the tax year in which the payment is made.

(b)	No Deferral of Payment. Effective as of January 1, 2009, a participant may not elect to defer receipt of any portion of his deferred compensation account or to receive such amounts in the form of installment payments. A participant’s election to defer receipt of any portion of his deferred compensation account or to be paid in installments pursuant to the provisions of Section 10, above, shall be null and void as of January 1, 2009.

(c)	Provisions Intended to Ensure Compliance with Section 409A. This Section 18 and any other provision of this Plan that applies to deferrals, including the rights of the Company or a participant with respect to the deferrals, shall be limited to those terms permitted under Section 409A. Any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

(d)	Payment Upon Termination of the Plan. Upon termination of the Plan pursuant to this Section 18 with respect to all participants and the termination of all other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A, the Company shall have the right, in its sole discretion, to pay to each participant the value of his deferred compensation account in a lump sum to the extent permitted under Section 409A. All payments made under this Section 18 upon termination of the Plan shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan. The Company may not accelerate payments pursuant to this Section 18 if the termination of the Plan is proximate to a downturn in the Company’s financial health. If the Company exercises its discretion to accelerate payments under this Section 18, the Company shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three (3) years following the date of the Plan’s termination.”

CERTIFICATION OF SECTION 409A AMENDMENTS
TO CERTAIN DEFERRED COMPENSATION PLANS
     WHEREAS, Johnson & Johnson (the “Company”) maintains the Certificate of Extra Compensation Plan, the Executive Income Deferral Plan, and the Deferred Fee Plan for Directors (collectively, the “Plans”);
     WHEREAS, the Compensation & Benefits Committee of the Board of Directors of the Company (the “Committee”) has previously approved and authorized certain amendments to the Plans to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations and other guidance thereunder, (“Section 409A”), and to make other non-material changes; and
     WHEREAS, the Committee has delegated to the Management Compensation Committee (“the MCC”) the authority (i) to take all actions necessary and proper to effectuate amendments to the Plans that have been approved and authorized by the Committee; and (ii) to approve and adopt any amendment(s) to the Plans that may be necessary to comply with changes to any legal or regulatory requirements that apply to the Plans.
     NOW, THEREFORE, BE IT RESOLVED, that the MCC hereby certifies that each Plan shall be amended to incorporate the amendments attached hereto, effective as of January 1, 2009, unless otherwise specifically set forth therein; and
     FURTHER RESOLVED, that the Vice President, Human Resources of the Company, upon consultation and approval of counsel, is hereby authorized to take any and all actions that she, in her discretion, determines (i) to be necessary or appropriate to incorporate the attached amendments into the applicable Plan, or (ii) to ensure that each Plan, as amended, is properly administered, including, but not limited to, (A) making all conforming changes to the Plan and/or restating the Plan in its entirety, (B) adopting any additional amendments to the Plan that may be necessary or proper to comply with Section 409A, and (C) adopting and/or amending administrative policies and procedures under the Plan.

DATED: December 16, 2008	MANAGEMENT COMPENSATION COMMITTEE OF JOHNSON & JOHNSON

	NAME:	/s/ W. C. Weldon W. C. WELDON
	TITLE:	(Chairman)

	NAME:	/s/ D. J. Caruso D. J. CARUSO
	TITLE:	(Member)

	NAME:	/s/ K. Foster-Cheek K. FOSTER-CHEEK
	TITLE:	(Member)

	NAME:	/s/ C. A. Poon C. A. POON
	TITLE:	(Member)